Exhibit 5.3

SCOTT WILSON RPA	www.rpacan.com www.scottwilson.com

Suite 304 595 Howe Street Vancouver, B.C., V6C 2T5 Tel: (604) 602-6767 Fax: (604) 602-0235 Email: drennie@rpacan.com

November 14, 2006

Minefinders Corporation Ltd.
British Columbia Securities Commission

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Minefinders Corporation Ltd.

Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of Scott Wilson Roscoe Postle Associates Inc. to being named in a short-form prospectus of Minefinders Corporation Ltd. (the "Company") dated November 14, 2006 and to the inclusion of reference to reports prepared by us (the "Reports") and of extracts from or a summary of the Reports in the written disclosure contained in the prospectus or any other documents incorporated by reference therein.

We hereby confirm that we have read the written disclosure of the Reports and extracts from or a summary of the Reports contained in the prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Reports, or (ii) are within the knowledge of the undersigned as a result of the services performed by the undersigned in connection with the Reports.

We hereby expressly consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form F-10 filed on November 14, 2006, and any amendment thereto, including post-effective amendments.

Sincerely,

Scott Wilson Roscoe Postle Associates Inc.

/s/ DAVID W. RENNIE David W. Rennie, P. Eng. [Professional Seal] Location: Vancouver, BC, Canada Date: November 14, 2006